Exhibit 10.4

WARRANT REPRICING, EXERCISE AND LOCKUP AGREEMENT

This Warrant Repricing, Exercise and Lockup Agreement (this “Agreement”) is made as of February 19, 2013, by and among Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and each of the persons listed on the Schedule of Warrant Holders attached hereto as Exhibit A (the “Holders”).

RECITALS

Whereas, the Holders are the owners of Warrants to Purchase Common Stock of the Company (Nos. CO-132, 133, 134, 141 and 142) covering an aggregate of 55,399,999 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $0.28 per share (the “$0.28 Warrants”), as set forth on Exhibit A;

Whereas, the Holders are the owners of Warrants to Purchase Common Stock of the Company (Nos. CO-143, 144, 146 and 147) covering an aggregate of 3,750,000 shares of Common Stock at an exercise price of $0.50 per share (the “$0.50 Warrants” and, together with the $0.28 Warrants, the “Original Warrants”), as set forth on Exhibit A;

Whereas, concurrently with the execution of this Agreement, the Company is entering into a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), with certain accredited investors identified on the signature pages thereto (collectively, the “Investors”), pursuant to which the Company has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from the Company, units consisting of shares of Common Stock and Warrants to Purchase Common Stock (the “Financing”);

Whereas, pursuant to the Securities Purchase Agreement, it is a condition to closing the Financing that all of the Original Warrants be exercised in full and that the Holders enter into a lock-up agreement with the Company with respect to all Warrant Shares (as defined below);

Whereas, in order to facilitate the Financing, the Company believes it is in the best interests of the Company to decrease the exercise price of the Original Warrants to $0.01 per share, with the remaining terms of the Original Warrants being the same (the “Amended Warrants”), contingent upon the Holders exercising the Amended Warrants and agreeing to a lock-up agreement with respect to all Warrant Shares; and

Whereas, the Holders have agreed to exercise the Amended Warrants and enter into a lock-up agreement with the Company with respect to all Warrant Shares.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendment to the Original Warrants.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, the Company and the Holder hereby agree that, effective as of immediately prior to, and contingent upon, the closing of the Financing (the “Closing Date”), Section 1(b) of each of the Original Warrants is hereby amended to read as follows (with all other terms of the Original Warrants remaining the same):

“Exercise Price.  For purposes of this Warrant, “Exercise Price” means One Cent ($0.01), subject to adjustment as provided herein.”

2.    Exercise of the Amended Warrants.

(a) On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, on the Closing Date, (a) the Holders shall present and surrender to the Company the Original Warrants and duly executed exercise notices attached as Exhibit A to each of the Original Warrants, indicating exercise pursuant to cashless exercise for the 59,149,999 shares of Common Stock underlying the Amended Warrants (the “Xmark Shares”), and, (b) in the event the Holders exercise the Original Warrants by cash payment, the Holders shall deliver payment of the full exercise price to the Company in cash or by wire transfer in immediately available funds.

(b) The Company shall, promptly following the Closing Date, issue and deliver to each Holder a certificate or certificate(s) representing the Warrant Shares purchased by such Holder. The Warrant Shares shall bear the legend required by Section 7(a) of this Agreement.

3.    Transfer Restrictions.

(a) Each Holder hereby agrees that, prior to the earlier to occur of (i) the Company paying a cash dividend, or making any other cash distribution, to its stockholders (in each case other than pursuant to repurchases of stock from former employees, officers, advisors, sponsors, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service), and (ii) a Change of Control (such period being referred to herein as the “Lock-Up Period”), such Holder will not offer, sell, contract to sell (including any short sale), pledge, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), grant any option, right or warrant for the sale of, purchase any option or contract to sell, sell any option, right, warrant or contract to purchase, lend, or otherwise encumber, dispose of or transfer, or grant any rights with respect to, directly or indirectly, (1) any Xmark Shares, or (2) any securities issuable upon conversion, exchange or recapitalization of the Xmark Shares ((1) and (2) collectively, the “Warrant Shares”), or any securities convertible into or exchangeable or exercisable for any Warrant Shares, including the Amended Warrants, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Warrant Shares, whether any such aforementioned transaction is to be settled by delivery of the Warrant Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement (collectively, the “Lock-Up”), without, in each case, the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.  In the event the Company waives the restrictions contained in this Section 3(a), it shall provide the Investors with 90 days advance notice before such waiver shall be deemed effective.  For the avoidance of doubt, each Holder shall have the right to sell, transfer or dispose of the Warrant Shares in connection with a transaction that constitutes a Change of Control.

(b) For purposes of this Agreement:

(i) “Affiliate” means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person. For purposes of this definition, “control”, “controlling”, and “controlled” mean the right to exercise, directly or indirectly, more than fifty percent of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

(ii) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock, in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(iii) “Fundamental Transaction” means any of the following transactions, in which the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, and the holders of the Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger hold or have the right to direct the voting of less than 50% of the Voting Stock or such voting securities of such other surviving Person immediately following such transaction, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person other than Goodnow Capital, L.L.C., Xmark Opportunity Partners, LLC or an Affiliate of either of the foregoing whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (E) be the subject of a change in ownership such that any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than Goodnow Capital, L.L.C., Xmark Opportunity Partners, LLC or an Affiliate of either of the foregoing is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(iv) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(v) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

4.    Conditions to Closing.  The obligations of the Company and each of the Holders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

(a) The representations and warranties of the Company and each of the Holders contained in Section 6 and Section 5, respectively, of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b) Each of the Company and each of the Holders shall in all material respects have performed, satisfied and complied with all of its respective covenants, agreements and conditions contained in this Agreement that are required to be performed, satisfied or complied with by it on or before the Closing Date.

5.    Representations and Warranties of the Holders. Each Holder hereby represents and warrants to the Company as follows:

(a) This Agreement has been duly and validly authorized, executed and delivered by such Holder and constitutes the legal, valid and binding agreement of such Holder, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity; such Holder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) Such Holder has good and valid title to the Original Warrants and owns and holds the entire right, title, and interest in and to the Original Warrants, free and clear of any liens, claims or encumbrances (other than those arising as a result of this Agreement) and the Original Warrants are not subject to any contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition of the Original Warrants.

(c) Such Holder understands that the Warrant Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying on part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the Amended Warrants and the Warrant Shares.

(d) Such Holder understands that the certificates representing the Warrant Shares will bear the legend required by Section 7(a) of this Agreement.

(e) Such Holder has been furnished with all materials relating to the business, finances and operations of the Company and the offering of the Original Warrants, the Amended Warrants and the Warrant Shares that have been requested by such Holder. Such Holder and its advisors have had the opportunity to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Original Warrants, the Amended Warrants and the Warrant Shares.

(f) Such Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D. Such Holder understands and acknowledges that (i) its investment in the Warrant Shares involves a high degree of risk, (ii) it is able to afford a complete loss of such investment in the Warrant Shares, and (iii) it has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  Such Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Warrant Shares.

(g) Such Holder is acquiring the Warrant Shares for its own account, not as nominee or agent, and not with a view towards distribution thereof, and such Holder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or any state securities laws.  Such Holder is acquiring the Warrant Shares hereunder in the ordinary course of its business.  Such Holder does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Warrant Shares.

6.    Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to each Holder as follows:

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.

(b) The Warrant Shares have been duly and validly authorized and, when issued in accordance with the terms of this Agreement and the Amended Warrants, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights.

7.    Restrictive Legend.

(a) Each Warrant Share (and all securities issued in exchange therefor or in substitution thereof) is required to bear a restricted security legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF THE COMPANY.”

(b) Upon termination of the Lock-Up Period, and upon a Holder’s request, a new certificate or certificates representing the Warrant Shares held by such Holder shall be issued to the Holder without the legend referred to in Section 7(a) of this Agreement.

8.    Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

if to the Company, to:

Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
Attention:  John L. McManus, President and Chief Executive Officer
Facsimile No.:  (949) 481-9829

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Jeffrey T. Hartlin, Esq.
Facsimile No.: (650) 320-1904

if to a Holder, to:

c/o Xmark Opportunity Partners, LLC
90 Grove Street, Suite 201
Ridgefield, Connecticut  06877
Attention:  Mitchell D. Kaye
Facsimile No.:  (203) 438-9949

with a copy (which shall not constitute notice) to:

Lowenstein Sandler PC
1251 Avenue of the Americas, 18th Floor
New  York, New York  10020
Attention: Peter D. Greene
Facsimile No.: (973) 422-6861

or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (iii) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (a), (b) or (c) above, respectively.

9.    Confidentiality. Each of the Company and each the Holders represents that it has not disclosed any information regarding discussions relating to this Agreement and has directed its representatives not to disclose any such information. Except as may be required by applicable law or regulatory requirement, none of the Company, on the one hand, or any Holder, on the other hand, shall disclose the existence or terms of this Agreement or any of the provisions contained herein without the prior written consent of the other until the earlier of (x) the Closing Date or (y) four (4) business days after the date of this Agreement; provided, however, that nothing contained herein shall prevent (i) any party from promptly making all filings with any governmental entity or supervisory body (including, without limitation, the Company’s ongoing reporting obligations under the Securities Exchange Act of 1934, as amended) as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) any Holder from disclosing the terms of this Agreement to its respective investors and their representatives provided that each such person shall be advised of their obligation not to disclose any such information except as may be required by applicable law or regulatory requirement.

10.    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

11.    Counterparts. This Agreement may be executed in two or more identical counterparts, including counterparts transmitted by facsimile or .pdf, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by the Company, on the one hand, and each Holder, on the other hand, and delivered to the other.

12.    No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

13.    Amendment; Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by each of the parties hereto.

14.    Costs and Expenses. Each of the parties hereto shall pay its respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

15.    Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

16.    Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

17.    Further Assurances.  Each of the parties hereto shall from time to time execute and deliver all such further documents and do all such further acts and things as another party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Warrant Repricing, Exercise and Lock-Up Agreement as of the date first set forth above.

THE COMPANY:

Aeolus Pharmaceuticals, Inc.

By: /s/ Russell Skibsted
Name: Russell Skibsted
Title: Chief Financial Officer

HOLDERS:

XMARK OPPORTUNITY FUND, L.P.
By:      XMARK OPPORTUNITY GP, LLC, its General Partner
By:      XMARK OPPORTUNITY PARTNERS, LLC, its Sole Member
By:      XMARK CAPITAL PARTNERS, LLC, its Managing Member

By: /s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Co-Managing Member

XMARK OPPORTUNITY FUND, LTD.
By:      XMARK OPPORTUNITY MANAGER, LLC, its Investment Manager
By:      XMARK OPPORTUNITY PARTNERS, LLC, its Sole Member
By:      XMARK CAPITAL PARTNERS, LLC, its Managing Member

By: /s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Co-Managing Member

IN WITNESS WHEREOF, the parties have executed this Warrant Repricing, Exercise and Lock-Up Agreement as of the date first set forth above.

HOLDERS:

XMARK JV INVESTMENT PARTNERS, LLC
By:      XMARK OPPORTUNITY PARTNERS, LLC, its Investment Manager
By:      XMARK CAPITAL PARTNERS, LLC, its Managing Member

By: /s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Co-Managing Member

Exhibit A

Schedule of Warrants

Name	Warrants
	Warrant No.	Warrant Issuance Date	Per Share Exercise Price of Original Warrant	Number of Warrant Shares	Aggregate Purchase Price for Warrant Shares under Amended Warrants
Xmark Opportunity Fund, L.P.	CO-132	10/6/2009	$0.28	13,768,928	$137,689.28
	CO-141	7/30/2010	$0.28	3,535,714	$35,357.14
	CO-143	8/11/2010	$0.50	562,500	$5,625.00
	CO-146	12/28/2010	$0.50	562,500	$5,625.00
Xmark Opportunity Fund, Ltd.	CO-133	10/6/2009	$0.28	29,345,357	$293,453.57
	CO-142	7/30/2010	$0.28	8,250,000	$82,500.00
	CO-144	8/11/2010	$0.50	1,312,500	$13,125.00
	CO-147	12/28/2010	$0.50	1,312,500	$13,125.00
Xmark JV Investment Partners, LLC	CO-134	10/6/2009	$0.28	500,000	$5,000.00
Totals				59,149,999	$591,499.99